UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): October 13, 2016

NanoVibronix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36445	01-0801232
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 Executive Boulevard Elmsford, New York	10523
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 233-3004

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director and Chairman of the Board of Directors

On October 14, 2016, the Board of Directors (the “Board”) of NanoVibronix, Inc. (the “Company”) appointed Christopher M. Fashek as a director of the Company and chairman of the Board, effective as of the same date, with a term expiring at the next annual meeting of the Company’s stockholders or when his successor is duly elected and qualified.

In connection with his appointment, on October 14, 2016 (the “Date of Gant”), Mr. Fashek was granted, outside of the NanoVibronix, Inc. 2014 Long-Term Incentive Plan (the “Plan”), a stock option to purchase 91,679 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), with an exercise price $5.50, which is equal to the closing price per share of Common Stock on the last preceding date on which the closing price quotation was available. One-fourth of the total shares of Common Stock subject to the stock option (the “Optioned Shares”) shall vest on the first anniversary of the Date of Grant, one-fourth of the Optioned Shares shall vest on the second anniversary of the Date of Grant, one-fourth of the Optioned Shares shall vest on the third anniversary of the Date of Grant, and the remaining shares shall vest on the fourth anniversary of the Date of Grant. The stock option has a term of ten years from the Date of Grant and is subject to the terms and conditions of the nonqualified stock option agreement, dated as of October 14, 2016, by and between the Company and Mr. Fashek (the “Fashek NQSO Agreement”). Pursuant to the Fashek NQSO Agreement, in the event that (i) Mr. Fashek is not nominated for reelection as a director at any future annual meeting of the Company’s stockholders (each, a “Stockholders’ Meeting”); (ii) Mr. Fashek, if nominated for reelection, is not reelected as a director at a Stockholders’ Meeting; or (iii) a change in control (as defined in the Fashek NQSO Agreement) occurs, then all of the Optioned Shares not previously vested shall thereupon immediately become vested and the stock option shall become fully exercisable, if not previously so exercisable, immediately upon (x) the date that the Company fails to nominate Mr. Fashek to be a director to be voted upon at a Stockholders’ Meeting, (y) the date of the Stockholders’ Meeting at which Mr. Fashek is not reelected as a director, or (z) the date that the change in control occurs. Except as otherwise provided in the Fashek NQSO Agreement, to the extent the unexercised portion of the stock option relates to Optioned Shares which are not vested on the date of Mr. Fashek’s termination of service, the stock option will be terminated on that date. The unexercised portion of the stock option that relates to Optioned Shares which are vested will terminate at the first of the following to occur: (a) on the date immediately preceding the tenth anniversary of the Date of Grant; (b) on the date which is 12 months following the date of Mr. Fashek’s termination of service due to death or total and permanent disability; (c) immediately upon Mr. Fashek’s termination of service by the Company for cause (as defined in the Fashek NQSO Agreement); (d) immediately upon Mr. Fashek’s violation of any non-compete or non-solicitation agreement entered into between the Company and Mr. Fashek; (e) on the date which is 90 days following the date of Mr. Fashek’s termination of service for any reason not otherwise specified in the foregoing clauses; and (f) on the date the Company causes any portion of the stock option to be forfeited due to Mr. Fashek’s failure to pay for or accept delivery of the Optioned Shares.

Pursuant to the offer letter, dated as of October 14, 2016, by and between the Company and Mr. Fashek, as further compensation for Mr. Fashek’s service as chairman of the Board, Mr. Fashek will receive $100,000 per year, payable in regular semi-monthly installments. In addition, Mr. Fashek will receive an additional one-time bonus payment of $25,000 if the Company’s Common Stock becomes listed on a registered national securities exchange within six months from October 14, 2016, provided that Mr. Fashek is serving as chairman of the Board at the time of such listing.

The foregoing descriptions of the stock option granted to Mr. Fashek, the Fashek NQSO Agreement and the offer letter are qualified in their entirety by reference to the full text of the offer letter entered into by the Company and Mr. Fashek, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein, and the Fashek NQSO Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Appointment of Director and Chief Executive Officer

On October 13, 2016, the Board appointed Brian M. Murphy as a director and chief executive officer of the Company, effective as of the same date. The term of Mr. Murphy’s employment as the chief executive officer of the Company is 3 years unless earlier terminated, and Mr. Murphy’s term as a director shall expire at the next annual meeting of the Company’s stockholders or when his successor is duly elected and qualified.

Mr. Murphy, 59, has over 25 years of sales, operations and general management experience in medical devices and medical technology fields. From 2012 to 2016, Mr. Murphy served as national director of commercial sales and national director of national accounts at MiMedx Group, Inc. (NASDAQ: MDXG), a biotechnology company developing and marketing regenerative biomaterial products, and launched commercial sales and oversaw growth of the business.  From 2010 to 2012, Mr. Murphy was the chief executive officer of O2 Insights, Inc., a start-up wound care diagnostics company, and led the sale of the company to a strategic buyer, Systagenix in June 2012.  From 2008 to 2010, Mr. Murphy served as vice president of sales for ConvaTec, a global medical products and technologies company, and led the negative pressure wound therapy business.  From 1992 to 2008, Mr. Murphy served a total of 17 years at Kinetic Concepts, Inc. (now a subsidiary of Acelity L.P. Inc.) (“KCI”) in various positions overseeing sales, operations and general management.  During his employment at KCI, Mr. Murphy led growth of the wound care division’s business from generating $11 million to $550 million in annual revenues, as well as significant growth in the medical services and therapeutic surfaces businesses.   Prior to working at KCI, Mr. Murphy served in sales and general manager positions at various companies in the medical device industry, including ATI Medical Equipment Corporation, Mountain Medical Equipment Inc. and Healthdyne Technologies Inc. Mr. Murphy holds a Bachelor of Arts degree in communications from Southern Illinois University.  Mr. Murphy’s qualifications to serve on the Board include his significant sales, operational and business insight from his prior management experience in the medical fields.

In connection with Mr. Murphy’s appointment as the chief executive officer, the Company entered into an employment agreement, dated October 13, 2016, with Mr. Murphy (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Murphy is entitled to (i) an annual salary of $181,000, which shall automatically increase to (a) $200,000, effective as of January 1 of the year immediately following any calendar year during which the Company generates gross sales exceeding $1,000,000, and (b) $225,000, effective as of January 1 of the year immediately following any calendar year during which the Company generates gross sales exceeding $2,000,000; (ii) an annual performance bonus up to (a) $150,000 in the aggregate, up to $100,000 of which will be based on Mr. Murphy meeting the performance criteria for the year and up to $50,000 of which will be based on the Board’s sole discretion in 2017, or (b) $100,000 based on Mr. Murphy meeting the performance criteria for the year, as determined in good faith by the Board, in 2018 and all subsequent years; and (iii) a one-time bonus of $75,000 if the Company completes a financing or series of financings that cause the Company’s Common Stock to be listed on a registered national securities exchange within six months from October 13, 2016. The Company will make applicable payroll deductions and tax withholdings from each of the foregoing amounts prior to making the payments to Mr. Murphy. In addition, Mr. Murphy is eligible to receive certain stock options, restricted stock, stock appreciation rights or similar stock-based rights granted to Mr. Murphy as set forth separately in applicable award agreements.

Either party may terminate the agreement for any reason, provided that Mr. Murphy is required to provide 90 days prior written notice to the Company. In addition, the Company may terminate Mr. Murphy’s employment for cause (as defined in the Employment Agreement), after a 30 day cure period, if the circumstances are curable. If the Company terminates Mr. Murphy’s employment without cause, or if Mr. Murphy resigns for good reason (as defined in the Employment Agreement) after a 30 day cure period, Mr. Murphy is entitled to (A) any unpaid base salary accrued through the termination date, any accrued and unpaid vacation pay and any unreimbursed expenses properly incurred prior to the termination date; (B) a severance pay equal to Mr. Murphy’s base salary for 12 months plus the target performance bonus for the year in which the termination date occurs; (C) any earned but unpaid performance bonus relating to the calendar year prior to the calendar year in which the termination date occurs; and (D) an additional lump sum cash payment sufficient to provide Mr. Murphy the equivalent of the Company’s portion of the premium under the health insurance benefits for the 12 months of Consolidated Omnibus Budget Reconciliation Act coverage. Mr. Murphy has no specific right to terminate the Employment Agreement as a result of a change in control (as defined in the Employment Agreement); however, if following a change in control, during the term of Mr. Murphy’s employment, either Mr. Murphy terminates his employment with the Company for good reason, or the Company terminates Mr. Murphy without cause, all stock options, restricted stock, stock appreciation rights or similar stock-based rights granted to Mr. Murphy shall vest in full and become immediately exercisable.

The Employment Agreement also contains certain noncompetition, non-solicitation, non-disparagement, confidentiality and assignment of work product requirements for Mr. Murphy.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated by reference herein.

Resignation of Chief Executive Officer; Appointment of Vice Chairman of the Board and President

In connection with the appointment of the Company’s new chief executive officer, on October 13, 2016, the Board accepted the resignation of William Stern, the Company’s current chief executive officer, from his position as the chief executive officer, and the Board appointed Mr. Stern as the Company’s president and vice chairman of the Board, effective as of October 13, 2016. In connection with Mr. Stern’s appointment as the vice chairman of the Board, on October 19, 2016, Mr. Stern was granted stock options to purchase 35,000 shares of Common Stock, with an exercise price of $5.55 per share, subject to the terms and conditions of the Plan. The options vest and become exercisable on the one-year anniversary of the date of grant and have a term of ten years from the date of grant.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits

Exhibit Number	Description
10.1	Offer Letter, dated October 14, 2016, between NanoVibronix, Inc. and Christopher M. Fashek
10.2	Nonqualified Stock Option Agreement, dated October 14, 2016, between NanoVibronix, Inc. and Christopher M. Fashek
10.3	Employment Agreement, dated October 13, 2016, between NanoVibronix, Inc. and Brian Murphy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NanoVibronix, Inc.

Date: October 19, 2016	By:	/s/ Stephen Brown
Name: Stephen Brown
Title: Chief Financial Officer